EXHIBIT 7.1
FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED




                            AXIS CLOTHING CORPORATION

                                TABLE OF CONTENTS

                                                            Page No.

INDEPENDENT AUDITOR'S  REPORT.......................           1

FINANCIAL STATEMENTS:

 Balance Sheet......................................           2

 Statement of Income and Retained Earnings..........           3

 Statement of Cash Flows............................           4

 Notes to Financial Statements......................           5-12

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Axis Clothing Corporation
Culver City, California

    We have audited the accompanying balance sheet of Axis Clothing Corporation as of September 30, 2001 and the related statements of income and retained earnings, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axis Clothing Corporation as of September 30, 2001, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.




                                  KATZ & VARON




Los Angeles, California
November 20, 2001


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                            AXIS CLOTHING CORPORATION

                                  BALANCE SHEET

                               SEPTEMBER 30, 2001




                  ASSETS
Current assets:
   Cash                                                          $     48,503
   Due from factor4,076,913
   Accounts receivable, less an allowance
       for doubtful accounts of $45,500                               473,972
   Merchandise inventory                                            2,668,632
   Deferred income taxes                                               13,260
   Prepaid expenses and other current assets                          322,213
                                                                 ------------

         Total current assets                                       7,603,493

Property and equipment - at cost, less
   accumulated depreciation and amortization                          304,367
Deferred income taxes                                                   5,883
Other assets                                                           17,631
                                                                -------------

                                                                   $7,931,374
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                $1,057,695
   Notes payable - Shareholders                                       471,398
   State income taxes payable                                          28,357
   Accrued expenses and other current liabilities                     701,119
                                                                 ------------

         Total current liabilities                                  2,258,569

Commitments and contingency

Stockholders' equity:
   Common stock - no par value
       Authorized                   - 1,000,000 shares
       Issued and outstanding -       5,625 shares                     56,250
   Retained earnings                                                5,616,555
                                                                  -----------

         Total stockholders' equity                                 5,672,805
                                                                  -----------

                                                                   $7,931,374






             SEE INDEPENDENT AUDITOR'S REPORT AND ACCOMPANYING NOTES




                            AXIS CLOTHING CORPORATION

                    STATEMENT OF INCOME AND RETAINED EARNINGS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001






Net Sales                                                                            $ 25,832,034          100.0%

Cost of goods sold                                                                     15,888,288           61.5
                                                                                    -------------          -----

Gross profit                                                                            9,943,746           38.5

Operating expenses                                                                      6,845,485           26.5
                                                                                   --------------          -----

Income from operations                                                                  3,098,261           12.0
                                                                                   --------------          -----

Other (income) expenses:
   Interest expense, net                                                                  166,133            0.6
   Royalty income                                                                 (        78,212)       (   0.3)
                                                                                  ---------------        -------

          Total other expenses                                                             87,921            0.3
                                                                                  ---------------        -------

Income before provision for State income taxes                                          3,010,340           11.7%
                                                                                                          ======

Provision for State income taxes                                                           67,000
                                                                                   --------------

Net income                                                                              2,943,340

Retained earnings at beginning of period                                                4,090,544

S Corporation distributions                                                        (    1,417,329)
                                                                                   --------------

Retained earnings at end of period                                                  $   5,616,555
                                                                                    =============















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


                            AXIS CLOTHING CORPORATION

                             STATEMENT OF CASH FLOWS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


Cash Flows from Operating Activities:
   Net income                                                                                       $ 2,943,340
   Noncash items included in net income:
      Depreciation and amortization                                                                     133,023
      Increase in allowance for doubtful accounts                                                        26,000
      Increase in deferred income taxes                                                             (     3,200)
      Changes in assets and liabilities:
        Accounts receivable                                                                         (   147,849)
        Merchandise inventory                                                                         1,364,205
        Other current assets                                                                              3,362
        Accounts payable                                                                            (   293,981)
         Other current liabilities                                                                      406,881
                                                                                                    -----------

         Net cash provided by operating activities                                                    4,431,781
                                                                                                     ----------

Cash Flows from Investing Activities:
   Increase in restricted certificate of deposit                                                  (       1,064)
   Acquisitions of property and equipment                                                         (       6,868)
   Decrease in trade note receivable                                                                     11,370
   Decrease in deposits                                                                                   3,400
                                                                                                  -------------

         Net cash provided by investing activities                                                        6,838
                                                                                                 --------------

Cash Flows from Financing Activities:
   Increase in due from factor                                                                       (2,483,115)
   Repayment of notes payable-Shareholders                                                         (     34,744)
   S Corporation distributions paid                                                                  (1,987,916)
                                                                                                     ----------

         Net cash used by financing activities                                                       (4,505,775)
                                                                                                     ----------

Net decrease in cash                                                                               (     67,156)

Cash at beginning of period                                                                             115,659
                                                                                                  -------------

Cash at end of period                                                                             $      48,503
                                                                                                   ============


Supplemental Disclosures of Cash Flow Information:

   Cash paid for interest                                                                          $    170,900
                                                                                                    ===========

   Cash paid for income taxes                                                                     $      68,913
                                                                                                   ============





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


                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001



NOTE 1- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES

    (a)Nature of Operations:

The Company operates in the wholesale apparel industry, selling to retailers throughout the United States.

    (b)Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c)      Inventory Valuation:

Merchandise inventory is stated at the lower of cost (first-in, first-out method) or market.

    (d)      Revenue Recognition:

Revenue is recognized upon shipment of merchandise to customers. The Company provides reserves for estimate future returns and allowances. Royalty income is recognized on a quarterly basis during the year based upon information reported by licensees in accordance with terms specified in licensing agreements.

    (e)      Property and Equipment:

Depreciation and amortization is provided by the straight-line and accelerated methods at rates calculated to amortize cost over the estimated useful lives of the respective assets. Upon sale or retirement of such assets, the related cost and accumulated depreciation and amortization are eliminated from the accounts and gains or losses are reflected in operations. Repairs and maintenance expenditures, not anticipated to extend asset lives, are charged to operations as incurred.

    (f)      Intangible Asset:

The cost of a trade name, purchased on February 20, 1992, has been amortized over its estimated useful life of 5 years on the straight-line basis.

    (g)      Advertising:

The Company's policy is to expense advertising the first time the advertising takes place.



                        SEE INDEPENDENT AUDITOR'S REPORT

                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001



NOTE 1- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)      Income Taxes:

The Company elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code which provide that, in lieu of corporation income taxes, the Shareholders are required to report the Company's taxable income or loss on their individual income tax returns. Therefore, Federal income taxes are not provided for in the financial statements. Other States that have substantially conformed to Federal provisions recognizing S Corporation status impose a corporate level tax averaging 2.13%.

The Company recognizes the amount of taxes payable or refundable for the current period and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes resulted principally from depreciation, inventory capitalization, inventory markdowns, trademark amortization and allowance for doubtful accounts.


  NOTE 2 - DUE FROM FACTOR/LINE OF CREDIT

  The Company uses a factor for working capital and credit administration purposes. Under the factoring agreement, the factor purchases substantially all of the trade accounts receivable and assumes all credit risk with respect to such accounts. Receivables sold in excess of maximums established by the factor are subject to recourse in the event of nonpayment by the customer. At September 30, 2001, total factor receivables and items subject to recourse approximated $4,842,000 and $136,000, respectively. The Company is contingently liable to the factor for merchandise disputes, customer claims and the like on receivables sold to the factor.

  To the extent that the Company draws funds prior to the collection date or deemed collection date of the accounts receivable sold to the factor, interest is charged at the factor's prime lending rate. Current charges are approximately 6%. The borrowings are also collateralized by non-factored accounts receivable, inventory, general intangibles and personal guarantees of the Company's Shareholders.

  In conjunction with its factoring agreement, the Company may open letters of credit with its factor for the purchase of inventory.

  Any indebtedness arising from such letters of credit is collateralized by all imported inventory, due from factor, accounts receivable, general intangibles and the personal guarantees of the Company's Shareholders.






                        SEE INDEPENDENT AUDITOR'S REPORT

                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001


  NOTE 3 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

              Prepaid expenses and other current assets consist of the following:

                     Royalties receivable                              $ 23,200
                     Advances to vendors                                 32,786
                     Due from related party                              16,284
                     Prepaid transaction costs                           43,869
                     Prepaid insurance                                   85,657
                     Prepaid expenses                                    92,814
                     Other receivables                                   27,603
                                                                      ---------

                                                                       $322,213


  Due from related party consists of an amount receivable from Axis Hong Kong, Ltd., a corporation that is 100% owned by the Shareholders of the Company.

  Prepaid transaction costs relate to expenses paid in connection with the Asset Purchase Agreement with Salant Holding Corporation, as described in Note 13.


  NOTE 4 - PROPERTY AND EQUIPMENT

             Property and equipment is summarized as follows:

                   Office furniture and fixtures           $   378,778
                   Computer equipment                          180,179
                   Computer software                            25,047
                   Machinery and equipment                      68,551
                   Transportation equipment                     24,700
                   Leasehold improvements                      452,487
                                                            ----------

                                                             1,129,742

                   Less: Accumulated depreciation and
                                 amortization                  825,375
                                                            ----------

                                                           $   304,367





                        SEE INDEPENDENT AUDITOR'S REPORT

                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001




  NOTE 5 - OTHER ASSETS

  Other assets consist of the following:

  Restricted certificate of deposit                            $13,788
  Trade name - net of accumulated amortization of $199,000       1,000
  Deposits                                                       2,843
                                                               -------

                                                               $17,631

  The certificate of deposit collateralizes an annually renewable standby letter of credit securing an operating lease for a showroom facility, included in Note 8.


  NOTE 6 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

              Accrued expenses and other current liabilities consist of the following:

                     Due to customers                    $    3,600
                     Commissions payable                     18,974
                     Contracts payable - insurance           72,968
                     Accrued payroll and payroll taxes      528,590
                     Accrued expenses                        76,987
                                                           --------

                                                           $701,119


  NOTE 7 - PROVISION FOR STATE INCOME TAXES

The provision for State income taxes is based on income reported for financial statement purposes, adjusted for permanent differences between reported financial and taxable income. The deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes, as described in Note 1g. The deferred income tax provision is measured by the change in the deferred income tax asset or liability during the period.

             The income tax provision for the nine months ended September 30, 2001 is summarized as follows:

                            Current              $  70,200
                            Deferred               ( 3,200)
                                                   -------

                                                  $ 67,000

                        SEE INDEPENDENT AUDITOR'S REPORT

                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001


  NOTE 7 - PROVISION FOR STATE INCOME TAXES (CONT'D)

  The actual income tax expense for the nine months ended September 30, 2001 differs from the expected tax expense computed by applying the States corporate rates, averaging 2.13%, to earnings before income taxes as follows:

        Expected statutory tax                  $64,120                2.13%
        Nondeductible items                         300                 .01
        Prior period under accrual                2,580                 .09
                                                -------               -----

        Total provision for income taxes        $67,000                2.23%
                                                 ======                ====

  The tax effect of temporary differences that give rise to the deferred tax assets at September 30, 2001 are as follows:

Deferred tax assets:
   Current:
     Allowance for doubtful accounts             $     969
     Inventory capitalization                        4,345
     Inventory - markdown                            3,707
     Trademark                                       4,239
                                                   -------

                                                    13,260
   Long-term:
     Depreciation and amortization                   5,883
   Valuation allowance                                   -
                                                ----------

                                                   $19,143

  NOTE 8 - COMMITMENTS AND CONTINGENCY

     (a)     Leases:

  The Company is committed for showroom, warehouse and office space under noncancelable operating leases which expire through October 31, 2006. The terms of the lease agreements also require the payment of various expenses incidental to the use of the facilities. Total rent expense charged to operations for the nine months ended September 30, 2001, approximated $272,000.

  The Company leases office equipment under noncancelable operating leases, expiring through October 2005. The monthly lease payments aggregate $359. The terms of the lease agreements also require the payment of various expenses incidental to the use of the office equipment.

  Total office equipment lease expense charged to operations for the nine months ended September 30, 2001, approximated $2,000.


                        SEE INDEPENDENT AUDITOR'S REPORT

                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001






  NOTE 8 - COMMITMENTS AND CONTINGENCY (CONTINUED)

    (a)       Leases:

              The minimum lease obligations for the twelve months ending September 30, are as follows:

  Office
                                                   Buildings            Equipment           Total
                                                 -----------          -----------   --------------------

                   2002                           $   363,486            $ 4,090          $   367,576
                   2003                               379,826              4,303              384,129
                   2004                               378,409              4,157              382,566
                   2005                               326,676              2,553              329,229
                2006 - 2007                           353,899                213              354,112
                                                   ----------           --------           ----------

                                                   $1,802,296            $15,316           $1,817,612
                                                    =========             ======            =========

    (b)       Letters of Credit:

  At September 30, 2001, the Company is contingently liable for open letters of credit approximating $5,587,000.


  NOTE 9 - RETAINED EARNINGS

              Retained earnings consist of the following:

                   Retained earnings - C Corporation     $     49,393

                   Retained earnings - S Corporation        5,567,162
                                                            ---------

                                                           $5,616,555











                        SEE INDEPENDENT AUDITOR'S REPORT


                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001


  NOTE 10 - RELATED PARTY TRANSACTIONS

    (a)        Lease:

  The Company leases its office and warehouse space from a Shareholder of the Company. Total rent expense charged to operations for the nine months ended September 30, 2001 approximated $231,000.

    (b)        Notes Payable:

  The Company has promissory notes outstanding with the Shareholders bearing interest at the rate of 10% per annum and are payable on demand. Interest paid to the Shareholders for the nine months ended September 30, 2001, approximated $34,000.

    (c)        Purchasing Agent:

  The Company uses the services of Axis Hong Kong, Ltd., a purchasing agency which is 100% owned by the Shareholders of Axis Clothing Corporation. Commissions paid to this related party for the nine months ended September 30, 2001, approximated $384,000.

    (d)        Stock Purchase by Majority Shareholder:

  On September 30, 2001, Richard Solomon, a majority Shareholder, entered into a "Stock Purchase Agreement" ("the Agreement") with Eileen Humphreys, a minority Shareholder, to buy her entire interest. The Agreement is conditional on the consummation of the sale of the Company to Salant Holding Corporation (see
  Note 13). In addition, the Agreement is subject to certain covenants, the more significant are a covenant not-to-compete and a bonus arrangement for the month of October 2001.


  NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the Company's financial instruments, which principally include cash, due from factor, royalties receivable, notes payable-Shareholders, accrued expenses and other current liabilities approximate fair value due to the relatively short maturity of such instruments.




  \







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


                            AXIS CLOTHING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001


  NOTE 12 - OFF-BALANCE SHEET RISK

  Financial instruments that potentially subject the Company to off-balance sheet risk consist of factored accounts receivable. As described in Note 2, the Company sells the majority of its trade accounts receivable to a factor and is contingently liable to the factor for merchandise disputes and other customer claims. At September 30, 2001, total factor receivables approximated $4,842,000.


  NOTE 13 -    MAJOR SUPPLIERS

  For the nine months ended September 30, 2001, four suppliers comprised greater than 10% of the Company's purchases. Purchases from these suppliers approximated $6,926,000 or 62% of total gross purchases.


  NOTE 14 - SUBSEQUENT EVENTS

  On October 15, 2001, Axis Clothing Corporation, a California corporation ("Axis") and Richard Solomon, a majority shareholder, entered into an "Asset Purchase Agreement" with Salant Holding Corporation, a Delaware corporation ("Holding") pursuant to which Holding will acquire certain assets of Axis (the "Sale"). Consummation of the Sale is subject to satisfaction of various conditions and the receipt of certain consents. It is currently anticipated that the Sale will close in January 2002, although there can be no assurances that the transaction will be consummated or that it will be consummated within the anticipated time frame. On October 25, 2001, a note payable to the minority Shareholder in the amount of $124,675 was repaid.























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